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                  [Letterhead of Andrews & Kurth L.L.P.]

                                  September 11, 1997


Toyota Motor Credit Corporation
Toyota Leasing, Inc.
Toyota Lease Trust
Toyota Auto Lease Trust 1997-A

c/o Toyota Motor Credit Corporation
    19001 South Western Avenue
    Torrance, California 90509

    Re:  TOYOTA AUTO LEASE TRUST 1997-A,
         REGISTRATION STATEMENT
         (REGISTRATION NO. 333-26717)

Ladies and Gentlemen:

    We have acted as special counsel to (i) Toyota Leasing, Inc. ("TLI"), as originator of Toyota Auto Lease Trust 1997-A (the "Securitization Trust") and to the Securitization Trust, in connection with the proposed issuance by the Securitization Trust of the Automobile Lease Asset Backed Certificates, Class A-1, Class A-2 and Class A-3 (the "Certificates") evidencing certain beneficial interests in the assets of the Securitization Trust pursuant to the Securitization Trust Agreement (the "Securitization Trust Agreement") to be dated as of September 1, 1997 between TLI and U.S. Bank National Association (formerly knows as First Bank National Association), (ii) the Securitization Trust in connection with the execution and delivery by TLI of the Registration Statement and of Amendments No.1, No. 2, No. 3 and No. 4 thereto (collectively, the "Registration Statement") on behalf of the Securitization Trust as issuer of the Certificates, and (iii) Toyota Motor Credit Corporation ("TMCC") in connection with the proposed issuance by TMCC of the TMCC Demand Notes (the "Notes") pursuant to the Indenture (the "Indenture") to be dated as of September 1, 1997, between U.S. Bank National Association, as indenture trustee (the "Indenture Trustee"), and TMCC. The Securitization Trustee, on behalf of the Securitization Trust and the holders of the Certificates, is expected to invest certain collections in respect of the SUBI Assets in the Notes from time to time while the Certificates are outstanding.


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    The Securitization Trust Agreement and the Indenture have been filed with the Securities and Exchange Commission as exhibits to the Registration Statement under the Securities Act of 1933, as amended (the "1933 Act").

    We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the form of Securitization Trust Agreement and the forms of Certificates included therein, (ii) the form of the Indenture and the forms of the Notes included therein and (iii) such other documents, records, certificates of officers of TLI, TMCC and the Securitization Trust and of public officials and such other instruments as we have deemed necessary for the purposes of rendering this opinion. In addition, we have assumed that each of the Securitization Trust Agreement and the Indenture will be duly executed and delivered by each of the parties thereto substantially in the form filed as an exhibit to the Registration Statement; that the Certificates and the Notes, as completed, will be duly executed, authenticated and delivered substantially in the forms contemplated by the Securitization Trust Agreement and the Indenture, respectively; and that the Certificates and Notes will be issued and sold as described in the Registration Statement, including all amendments thereto.

    Based upon the foregoing and subject to the limitations and qualifications set forth below, we are of the opinion that:

    (i) Assuming the due authorization, execution and delivery of the Securitization Trust Agreement by each of the parties thereto, and the due authorization of the Certificates by all necessary action on the part of the Securitization Trustee, when the Certificates have been validly executed, authenticated and issued in accordance with the Securitization Trust Agreement and delivered against payment therefor, the Certificates will be validly issued and outstanding, fully paid and non-assessable, and entitled to the benefits of the Securitization Trust Agreement in accordance with their terms, except that the enforceability thereof may be subject to (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent or preferential conveyance or other similar laws now or hereinafter in effect relating to creditors' rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and to the discretion of the court before which any proceeding therefor may be brought.

    (ii) Assuming the due authorization, execution and delivery of the Indenture by each of the parties thereto, and the due authorization and execution of the Notes by all necessary action on the part of TMCC and when the Notes have been validly, completed and authenticated by the Indenture Trustee and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be binding obligations of TMCC, and entitled to the benefits of the Indenture


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in accordance with their terms, except that the enforceability thereof may be subject to (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent or preferential conveyance or other similar laws now or hereinafter in effect relating to creditors' rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and to the discretion of the court before which any proceeding therefor may be brought.





    The opinions expressed above are subject to the qualification that we do not purport to be experts as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the States of California and New York, and we express no opinion herein as to the effect that the laws and decisions of courts of any such other jurisdiction may have upon such opinions.

    We consent to the use and filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained therein. In giving such consent we do not imply or admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.



                                       Very truly yours,

                                       /s/ Andrews & Kurth L.L.P.